UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2020

Herbalife Nutrition Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands	KY1-1106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, par value $0.0005 per share	HLF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

On July 13, 2020, Herbalife Nutrition Ltd. (the “Company”) issued a press release announcing certain preliminary volume point results for the quarter ended June 30, 2020. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 2.02 by reference.

The information included and incorporated by reference in this Item 2.02, and the press release attached as Exhibit 99.1 hereto, are being “furnished” under Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 8.01	Other Events.

On July 13, 2020, the Company issued a press release announcing the commencement of a “modified Dutch auction” tender offer to purchase its common shares, par value $0.0005 per share in the capital of Company (the “common shares” or “shares”) (CUSIP G4412G101), for an aggregate cash purchase price of up to $750 million and at a per share price not greater than $50.00 nor less than $44.75, net to the seller in cash, less any applicable tax withholding and without interest, upon the terms and subject to the conditions described in the Offer to Purchase dated July 13, 2020 (the “Offer to Purchase”), and in the corresponding Letter of Transmittal (“Letter of Transmittal,” which together, as each may be amended or supplemented from time to time, constitute the “Offer”).

The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on August 11, 2020, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Time”).

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, the Company will determine a single per share price, which will not be greater than $50.00 nor less than $44.75, net to the seller in cash (the “Cash Purchase Price”), less any applicable tax withholding and without interest, that the Company will pay for shares properly tendered for an aggregate Cash Purchase Price of up to $750 million. The Cash Purchase Price will be the lowest price per share not greater than $50.00 nor less than $44.75 per share (in multiples of $0.25), at which shares have been properly tendered in the Offer that will enable the Company to purchase the maximum numbers of shares for an aggregate Cash Purchase Price of up to $750 million. If fewer than such number of shares as would enable the Company to purchase shares pursuant to the Offer for an aggregate Cash Purchase Price of up to $750 million of shares are properly tendered, the Company will select the lowest price that will allow it to purchase all the shares that are properly tendered. In accordance with the rules of the Securities and Exchange Commission, the Company may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without extending the Offer.

Assuming that the conditions to the Offer are satisfied or waived, at the minimum purchase price of $44.75 per share, the maximum number of shares that the Company will purchase is 16,759,776 if the Offer is fully subscribed and the Company does not increase the amount of the maximum aggregate Cash Purchase Price to be paid in the Offer, which would represent approximately 11.4% of the Company’s outstanding shares as of July 9, 2020. Assuming that the conditions to the Offer are satisfied or waived, at the maximum purchase price of $50.00 per share, the maximum number of shares that the Company will purchase is 15,000,000 if the Offer is fully subscribed and the Company does not increase the amount of the maximum aggregate Cash Purchase Price to be paid in the Offer, which would represent approximately 10.2% of the Company’s outstanding shares as of July 9, 2020.

All common shares the Company purchases in the Offer will be purchased at the same Cash Purchase Price regardless of whether the shareholder tendered, or was deemed to have tendered, at a lower cash price. If the Company’s purchase of all common shares properly tendered at or below the Cash Purchase Price and not properly withdrawn in the Offer would result in an aggregate Cash Purchase Price of more than $750 million, the Company will purchase all common shares properly tendered at or below the Cash Purchase Price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares at the Expiration Time), which the Company will purchase on a priority basis, and except for each conditional tender whose condition was not met, which the Company will not purchase. Common shares properly tendered, but not purchased pursuant to the Offer, will be returned to the tendering shareholders at the Company’s expense promptly after the Offer expires.

The Offer is not conditioned upon the receipt of financing. The Offer, however, is subject to certain other conditions. In the event that any condition specified in the Offer to Purchase is triggered, the Company may waive, in its discretion, such condition prior to the expiration of the Offer in order to proceed with the Offer.

The Board of Directors of the Company (the “Board”) has unanimously approved the Offer pursuant to the recommendation of a committee of the Board, which is comprised solely of individuals, each of whom the Board has determined to be an independent director under Section 303A.02 of the NYSE Listed Company Manual (the “Committee”). However, none of the Board, the Company, the Depositary and Paying Agent (as defined in the Offer to Purchase) or the Information Agent (as defined in the Offer to Purchase) is making any recommendation to shareholders as to whether to tender or refrain from tendering any shares or as to the cash purchase price or cash purchase prices at which shareholders may choose to tender their shares.

In addition, the Company’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have indicated they have no intention of tendering their shares in the Offer, except for three executive officers who have indicated they are undecided on whether to tender some of their shares in the Offer. In addition, the directors and executive officers of the Company and the Icahn Entities (as defined in the Offer to Purchase) are prohibited from purchasing or otherwise acquiring any common shares until the expiration of ten business days after the date of termination of the Offer, as required by Rules 13e-4(f)(6) and 14e-5 under the Exchange Act.

A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01 provided, however, that the preliminary volume point results covered in the Company’s press release and incorporated by reference into Item 2.02 are explicitly not incorporated by reference in this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

99.1	Press release issued by Herbalife Nutrition Ltd. on July 13, 2020.

104	Cover Page Interactive Data File – The cover page from the Company’s Current Report on Form 8-K filed on July 13, 2020 is formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Nutrition Ltd.

July 13, 2020	By:	/s/ Bosco Chiu
	Name:	Bosco Chiu
	Title:	Executive Vice President and Chief Financial Officer